UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Under Rule 14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC TIMOTHY BARTON HEATH FREEMAN R. JOSEPH FUCHS GUY GILMORE DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed its definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

Item 1: On April 2, 2019, MNG issued the following press release:

For Immediate Release

MNG enterprises Files Definitive Proxy Materials in connection with gannett’S 2019 Annual Meeting

Solicits Votes FOR the Election of MNG’s Six Highly Qualified Director Nominees to Maximize Value for All Shareholders

Sends Letter to Fellow Shareholders Outlining Value, Speed and Certainty of our Compelling 41% Premium, All-Cash $12.00 Per Share Proposal to Acquire Gannett

Highlights Gannett’s Track Record of Value Destruction and Declining Profitability, Including 32% EBITDA Decline, 66% Free Cash Flow Decline and 93% Net Income Decline Over Past Five Years

April 2, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), owner and operator of one of the largest newspaper businesses in the U.S., with an approximate 7.4% ownership interest in Gannett Co., Inc. (NYSE:GCI) (“Gannett” or “the “Company”), announced today that it has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”) to solicit votes for the election of six highly qualified director nominees to Gannett’s Board of Directors at the Company’s 2019 Annual Meeting of Shareholders.

In addition to the filing, MNG has mailed a letter to its fellow Gannett shareholders, urging them to maximize value by voting FOR the MNG slate on the BLUE Proxy Card. The full text of the letter, which outlines the value, speed and certainty of MNG’s compelling 41% premium, all-cash proposal to acquire Gannett for $12.00 per share, follows.

THE CHOICE IS CLEAR: MNG OFFERS VALUE, SPEED AND CERTAINTY

April 2, 2019

Dear Fellow Gannett (GCI) Shareholders:

On January 14, 2019, we made a proposal to acquire all of the outstanding shares of Gannett for $12.00 per share in cash, a 41% premium over Gannett’s $8.53 closing price on December 31, 2018 and a 23% premium to its closing price of $9.75 on January 11, 2019. Our offer would provide you with substantial and immediate cash value, and is a highly attractive alternative to the ongoing value destruction under the current Board with Net Income down 93% over the past five years.

On February 4, 2019, before even meeting with us to discuss our premium, all-cash offer, the Board rejected our 41% premium proposal. Since that time, we have continued our work to acquire Gannett, including by obtaining a “highly confident letter” from Oaktree Capital Management, L.P. (“Oaktree”), a subsidiary of Oaktree Capital Group, LLC a large and knowledgeable investor with experience in the newspaper publishing industry.

Oaktree is highly confident in our ability to attain a debt financing package in an amount sufficient to fully finance the $12.00 per share cash consideration payable to Gannett’s shareholders, refinance the existing indebtedness of both MNG and Gannett and pay all related fees, costs and expenses in connection with a transaction.

Yet, the Gannett Board continues to reject our offer and is blocking us from conducting the confirmatory due diligence on Gannett that the Board knows we need in order to finalize a financing package.

We have spoken with many Gannett shareholders, and we have heard their desire for Gannett to engage with us regarding our compelling 41% premium proposal. At the very least, the Board should immediately commit to a moratorium on digital acquisitions and commence a strategic review process to maximize value for shareholders, as we have been urging since mid-January. One thing we know is for certain – the destructive status quo is not sustainable.

To be clear, MNG’s comfort zone is running newspapers, not proxy contests. MNG is a leader in local, multi-platform news and information, and one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The San Jose Mercury News, The Orange County Register and The Boston Herald.

Fighting for Gannett Board seats was not our choice. We had even offered to stand down from this proxy fight if the Board would engage with us. But they refused. It remains our strong preference to engage cooperatively with Gannett’s Board, and we are prepared to meet immediately to conduct our confirmatory diligence and work toward a mutually acceptable definitive agreement.

At Gannett’s Annual Meeting on May 16, 2019, you will have an important opportunity to influence the value of your investment by voting the BLUE proxy card for 6 independent and highly qualified individuals. Come May 16th, it will be your choice whether you prefer the Board's risky digital transformation strategy after years of deteriorating performance or immediate value for your investment at a 41% premium. We think the answer is clear.

By voting for all 6 of our nominees on the BLUE proxy card, you can send a clear message that you want the Gannett Board to take all reasonable and appropriate steps to maximize value for Gannett shareholders now, before additional value is lost.

MNG OFFERS COMPELLING VALUE FOR GANNETT SHAREHOLDERS

It is painfully clear that our company, Gannett, is at a crossroads and that shareholders must, themselves, take the steps required to protect and maximize their investment since the Members of the Current Board are not making the right choices for them.

MNG has a track record of saving newspapers and operating them successfully so they can continue to employ staff and serve their local communities — and that’s what we plan to do at Gannett.

The reality is that the newspaper business is in secular decline. Gannett is in serious trouble and needs to quickly address its operational and strategic issues if it is going to survive. While Gannett has spent approximately $350 million on digital acquisitions (or 36% of its entire market capitalization1) since 2015, its EBITDA, free cash flow and Net Income have declined by a staggering 32%, 66% and 93%, respectively, over the past five years2. And to make matters even worse Gannett has forecasted further declines for fiscal 2019.

1 As of December 31, 2018

2 EBITDA decreased from $472 million in 2014 to $322 million in 2018, Free Cash Flow decreased from $274 million in 2014 to $94 million in 2018, and Net Income decreased from $211 million in 2014 to $15 million in 2018

Rather than engage with MNG in good faith, Gannett is using scare tactics and a smear campaign to malign MNG and justify its Board’s entrenchment. Why should shareholders allow the Gannett Board to reject a 41% premium, all-cash offer in favor of a slow, uncertain and declining path – risking further value destruction along the way?

VALUE

Our proposal to acquire Gannett for $12.00 per share in cash represents a substantial 41% cash premium to Gannett’s 2018 year-end closing price, before MNG’s proposal was made public.

Gannett has not presented a credible path to achieve a $12.00 per share valuation on its own for one simple reason – it cannot. Why should shareholders believe that Gannett can achieve $12.00 per share when the share price has declined by 40% since spin-off1 and net income has declined 93% over the past five years?

Gannett has forecasted another 10% decline in EBITDA in 20193. With persistent declines in profitability and cash flow, and no respite in the near future, ask yourself, do you believe it is likely that Gannett will get to a $12.00 per share valuation on its own?

GANNETT HAS NO PLAN TO ACHIEVE A $12.00 PER SHARE VALUATION ON ITS OWN

SPEED

With Gannett’s cooperation, MNG can complete its diligence within a few weeks and move swiftly to close the proposed transaction. MNG’s acquisition proposal would deliver real value to Gannett shareholders in real time. There simply is no reason for the Current Gannett Board to refuse to engage with MNG and deny shareholders the value, speed and certainty being offered by MNG.

GANNETT OFFERS NO TIMELINE TO INCREASE VALUE,
MUCH LESS COMPETE WITH MNG’s OFFER

CERTAINTY

MNG is offering $12.00 per share in cash and has provided Gannett with a letter stating that Oaktree is “highly confident” that MNG can attain a debt financing package sufficient to fully finance its acquisition proposal.

MNG is a profitable, unlevered newspaper operator and a combined MNG-Gannett leverage profile would be conservative relative to industry comparables. In addition, our advisors have studied the regulatory and pension considerations extensively and see no barrier to closing the proposed transaction.

GANNETT HAS ONLY DESTROYED SHAREHOLDER VALUE
SINCE BECOMING AN INDEPENDENT COMPANY

Shareholders must ask themselves, do we really trust that Gannett’s Board can turn things around and successfully execute on its digital transformation strategy to recoup the value that has already been destroyed? What, if anything, has this Board and management team done to inspire confidence? Amazingly, as Gannett continues to underperform, the delusional Gannett Board speaks of “executing [a] digital transformation to drive growth and shareholder value.” Yet, Gannett offers no proof that this vision is grounded in reality, just a bunch of misleading statistics. Cash flow is what drives shareholder value, and the Gannett Board refuses to share that information on its digital diversion.

3 Based on the mid-point of Gannett’s management outlook of $285 million to $295 million

Gannett’s most recent earnings call is a case in point. Gannett refused to answer questions on why it will not engage with MNG on a premium all-cash offer, forecasted further declines in profitability, and offered nothing but hopes and aspirations. The Gannett Board has offered NO PLAN under which it might:

Þ	STOP the declining profits of its core newspaper businesses
Þ	ALIGN costs with current revenues
Þ	ORGANICALLY INCREASE digital revenues to make up for the declines in the core business
Þ	REDUCE leverage
Þ	INCREASE free cash flow per share

It’s telling that not one Gannett director has purchased a single share in the open market in the past two years.

If the Board were confident in the ability of its digital strategy to deliver growth and enhance shareholder value, shareholders should ask themselves why they haven’t put their money where their mouth is?  Is it because they are content to continue reaping $100,000+ in annual director fees, which balloons to $230,000+ each year when you add in their annual restricted stock award?

While shareholders have been losing money on their investment for years, their Board members continue to line their pockets with hefty compensation.  It’s no wonder the Gannett Board is more content to attempt a speculative multi-year digital transformation strategy rather than to sell the Company now at a 41% premium.  Simply put, the Board’s interests are not aligned with those of shareholders. Shareholders should not trust this Board to decide for them to reject an offer at a significant premium or refuse to conduct a sale process.

HOW CAN YOU HELP?

Þ	URGE GANNETT TO DO THE RIGHT THING.

Gannett should do the right thing and engage in discussions with MNG towards a transaction, or in the alternative, immediately commence a strategic review process to maximize value for all Gannett shareholders.

Þ	VOTE THE BLUE PROXY CARD TODAY TO MAXIMIZE VALUE.
As Gannett’s largest active shareholder, MNG’s interests are aligned with yours. MNG’s slate of six highly qualified director candidates have years of operational and transactional experience – including in the newspaper industry – and can maximize value for ALL shareholders.

Þ	Our nominees include: Freightquote.com Founder, Timothy A. Barton; Alden Global Capital President, Heath Freeman; Rockfleet Broadcasting President, R. Joseph Fuchs; MediaNews Group COO, Guy Gilmore; The Cogent Group Principal, Dana Goldsmith Needleman; and Former President and COO of MediaNews Group, Steven B. Rossi.

DO NOT BE FOOLED OR SWAYED BY GANNETT'S SCARE TACTICS

There is no two-pronged strategy by MNG to take control of Gannett. MNG'S sole interest is to acquire Gannett and deliver full and fair value, and immediate liquidity at a premium, to Gannett shareholders for their investment. It is only because of the Board's unrelenting commitment to the destructive status quo and ongoing refusal to discuss our $12.00 all-cash premium offer that we are even in this position.

THIS PROXY CONTEST IS A CHANCE FOR SHAREHOLDERS TO HAVE A VOICE ON THE FUTURE OF GANNETT AND YOUR INVESTMENT

There should have been no need for this proxy contest had the Gannett Board simply engaged with us, allowed us to conduct diligence and negotiated a value-maximizing transaction for its shareholders. Our director candidates, if elected, are fully committed to conducting a robust process to maximize Gannett's value for all shareholders. You deserve to have a say on whether you prefer the Board's risky digital transformation strategy on the heels of years of deteriorating performance or immediate value for your investment at a premium. If we had not nominated a slate of directors, then shareholders would have had no choice whatsoever on the future of Gannett and the value destructive status quo under the current Board would continue unimpeded.

VOTE TO PROTECT AND MAXIMIZE THE VALUE OF YOUR INVESTMENT

SEND A STRONG MESSAGE TO THE BOARD THAT SHAREHOLDERS WANT TO SEE VALUE MAXIMIZED NOW!

VOTE FOR ALL SIX MNG’s NOMINEES TO SAVE GANNETT!

Every single vote matters. Not voting is the same as voting against the transaction. We urge you to please, vote “FOR” the MNG slate by Internet, phone or on the enclosed BLUE proxy card.

Sincerely,

/s/ R. Joseph Fuchs

On behalf of the Board of Directors, MNG Enterprises, Inc.

Chairman, R. Joseph Fuchs

Additional information about MNG, its proposal to acquire Gannett, and its six nominees for election to Gannett’s board of directors is available at www.SaveGannett.com.

Moelis & Company LLC is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

Important Information

MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), have filed a preliminary proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation (the “Company”). Information concerning the identity of the participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, is available at http://savegannett.com/disclaimer. MNG STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER (888) 785-6668 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

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Item 2: On April 2, 2019, the following materials were posted by MNG to www.savegannett.com: